UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2007

GOFISH CORPORATION
(f/k/a Unibio Inc.)
(Exact name of registrant as specified in its charter)

Nevada	333-131651	20-2471683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

706 Mission Street, 10th Floor, San Francisco, California		94103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
*  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
*  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
*  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
*  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 21, 2007, GoFish Corporation (“GoFish”), BM Acquisition Corp. Inc. (the “Merger Subsidiary”), Bolt, Inc. (a/k/a Bolt Media, Inc.) (“Bolt”) and John Davis entered into a Fifth Amendment (the “Fifth Amendment”) to the Agreement and Plan of Merger, dated as of February 11, 2007, as amended (the “Merger Agreement”). As previously disclosed, under the Merger Agreement, on the closing date of the merger, Bolt is to merge with and into the Merger Subsidiary, with the Merger Subsidiary (to be renamed “Bolt, Inc.”) remaining as the surviving corporation and thereby becoming a wholly-owned subsidiary of GoFish.

Pursuant to the terms of the Fifth Amendment, the parties agreed to amend the Merger Agreement to:

(i)	provide that the Termination Date (as defined in the Merger Agreement) shall be changed to July 13, 2007;

(ii)
add as a condition to the obligation of GoFish and the Merger Subsidiary to consummate the merger that Bolt shall have entered into a definitive settlement of the pending copyright infringement lawsuit filed by UMG Recordings, Inc. and definitive settlement agreements covering substantially comparable potential claims, if any, by Sony, BMG Entertainment, Warner Music Group, and EMI Recorded Music and the major publishers that provide for initial cash payments not exceeding an aggregate of $1,000,000 and for additional cash payments to be made no sooner than July 1, 2008 not exceeding an aggregate of $3,000,000 and 2.5 million shares of GoFish common stock, exclusive of any advertising credits or other in kind consideration;

(iii)	provide that GoFish and Bolt acknowledge a total of $450,000 of advances by GoFish to Bolt; and

(iv)	provide for a $600,000 loan from GoFish to Bolt secured by a first priority lien against all of Bolt’s tangible and intangible assets (the “Loan”).

In addition, pursuant to the terms of the Fifth Amendment, the parties agreed to amend the Merger Agreement to reduce the payment that would be due from GoFish to Bolt if Bolt terminates the Merger Agreement because the closing of the merger has not occurred on or before the Termination Date under certain circumstances, or because of certain breaches of the Merger Agreement, if any, by GoFish or the Merger Subsidiary. Prior to giving effect to the Fifth Amendment, this termination payment, if triggered, would have been equal to $1,050,000, which reflects the difference between the original termination payment of $1,500,000 and the advances that have been made by GoFish to Bolt through the date of the Fifth Amendment. After giving effect to the Fifth Amendment, this termination payment, if triggered, would consist of 300,000 shares of GoFish common stock and the forgiveness of $100,000 of Bolt’s obligations under the Loan.

The Fifth Amendment was entered into by the parties following the execution by the parties of a Third Amendment to the Merger Agreement dated as of June 15, 2007 and a Fourth Amendment to the Merger Agreement dated as of June 20, 2007, each of which is described in Item 8.01 of this Current Report on Form 8-K.

The foregoing summary of the terms of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

GoFish, the Merger Subsidiary, Bolt and John Davis entered into a Third Amendment to the Merger Agreement dated as of June 15, 2007 (the “Third Amendment”) and a Fourth Amendment to the Merger Agreement dated as of June 20, 2007 (the “Fourth Amendment”). The Third Amendment changed the Termination Date under the Merger Agreement to June 20, 2007 and the Fourth Amendment further changed the Termination Date to June 22, 2007. The foregoing summary of the terms of the Third Amendment and the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment and the Fourth Amendment, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Cautionary Statement

Copies of the Third Amendment, the Fourth Amendment and the Fifth Amendment have been attached as exhibits to this Current Report on Form 8-K to provide investors with information regarding their terms. Except for their status as legal documents governing the contractual rights among the parties thereto, such documents are not intended to be a source of factual, business or operational information about GoFish or its business.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.
Exhibit	Description
10.1	Third Amendment to Merger Agreement, dated as of June 15, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.

10.2	Fourth Amendment to Merger Agreement, dated as of June 20, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.

10.3	Fifth Amendment to Merger Agreement, dated as of June 21, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFISH CORPORATION

Dated: June 25, 2007	By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

Exhibit Index

Exhibit	Description
10.1	Third Amendment to Merger Agreement, dated as of June 15, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.

10.2	Fourth Amendment to Merger Agreement, dated as of June 20, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.

10.3	Fifth Amendment to Merger Agreement, dated as of June 21, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.